EXHIBIT 99.1

                           Mystic Financial, Inc.
                           ----------------------

                     60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date:  April 23,2003
Contact:  Anthony J. Patti
          Senior Vice President,
          Chief Financial Officer and Treasurer
          Phone: (781) 395-2800
          Fax: (781) 391-8297

                       MYSTIC FINANCIAL, INC. REPORTS
              FINANCIAL RESULTS FOR THREE AND NINE MONTHS ENDED
                               MARCH 31, 2003

MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three and nine months ended March 31, 2003.

For the three months ended March 31, 2003, the Company reported net income of $516,000 as compared to $433,000 for the three months ended March 31, 2002. The Company's basic earnings were $0.38 per share ($0.37 on a diluted basis) for the three months ended March 31, 2003 compared to $0.30 per share ($0.29 on a diluted basis) for the three months ended March 31, 2002.

For the nine months ended March 31, 2003, the Company reported net income of $1.3 million as compared to $1.2 million for the nine months ended March 31, 2002. The Company's basic earnings were $0.95 per share ($0.92 on a diluted basis) for the nine months ended March 31, 2003 compared to $0.83 per share ($0.81 on a diluted basis) for the nine months ended March 31, 2002.


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Page 2 - Mystic Financial, Inc.

Net interest income increased by $415,000 or 17.2% to $2.8 million from $2.4 million, while the net interest margin decreased to 2.93% from 3.20% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002. This compression in the net interest margin is a result of the repricing of assets at lower yields without a proportional decrease in rates paid on deposits and borrowings.

Non-interest income improved by $264,000 or 92.6% to $549,000 for the three months ended March 31, 2003 as compared to $285,000 for the three months ended March 31, 2002. This increase was caused by increased loan sale gains of $193,000, net security gains of $65,000 and increased deposit fees of $19,000.

Non-interest expense increased by $588,000 or 31.0% to $2.5 million for the three months ended March 31, 2003 as compared to $1.9 million for the three months ended March 31, 2002. This increase was caused by higher personnel costs associated with the asset growth of the Bank, marketing expenses incurred to capture deposit market share and expenses to operate the branch office opened in Bedford, MA in June 2002.

Net interest income increased by $947,000 or 13.2% to $8.1 million for the nine months ended March 31, 2003 from $7.1 million for the nine months ended March 31, 2002, while the net interest margin decreased to 2.96% from 3.29%. This compression in the net interest margin is a result of the repricing of assets at lower yields without a proportional decrease in rates paid on deposits and borrowings.

Non-interest income improved by $492,000 or 58.9% to $1.3 million for the nine months ended March 31, 2003 as compared to $835,000 for the nine months ended March 31, 2002. This increase was caused by increased loan sale gains of $510,000 and increased deposit fees of $81,000, offset by net security losses of $73,000.


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Page 3 - Mystic Financial, Inc.

Non-interest expense increased by $1.5 million or 26.0% to $7.2 million for the nine months ended March 31, 2003 as compared to $5.7 million for the nine months ended March 31, 2002. This increase was caused by higher personnel costs associated with the asset growth of the Bank, marketing expenses incurred to capture deposit market share and expenses to operate the branch office opened in Bedford, MA in June 2002.

The Company's total assets increased to $417.7 million at March 31,2003 from $356.7 million at June 30, 2002, an increase of $60.9 million or 17.1%. The increase in total assets is primarily a result of continued loan growth and increases in investment securities funded by deposit growth and proceeds from loan sales.

The Company's securities available for sale increased to $104.3 million at March 31, 2003 from $65.9 million at June 30, 2002, an increase of $38.4 million or 58.2%. This increase was funded by a higher volume of loan sales and deposit growth.

The Company's net loans increased to $253.0 million at March 31, 2003, an increase of $9.3 million or 3.8% from the June 30, 2002 balance of $243.7 million. Growth in commercial real estate loans, commercial loans and construction loans accounted for the increases.

The Company's deposits increased to $326.4 million at March 31, 2003 from $267.4 million at June 30, 2002, an increase of $59.0 million or 22.1%. Savings accounts increased by $13.3 million or 25.3% to $66.1 million at March 31, 2003 from $52.8 million at June 30, 2002. Money market accounts increased by $34.8 million or 162.0% to $56.2 million at March 31, 2003 from $21.5 million at June 30, 2002. Certificates of deposit increased by $12.7 million or 10.2% to $136.7 million at March 31,2003 from $124.0 million at June 30, 2002. The increase in deposits resulted from increased market share resulting from the sale of Medford Bank to Citizens Bank and the success of the Bedford branch that opened in June 2002.


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Page 4 - Mystic Financial, Inc.

Company President and CEO Ralph W. Dunham stated, "Medford Co-operative Bank continues to gain additional market share of deposit account relationships in each of its communities. Overall, the Bank is one of Massachusetts' fastest growing community banks. During the past quarter, the Bank aggressively marketed its newly enhanced Community Business Banking line and Advantage 50 mature market program. The Bank's impressive deposit growth allows for future additional lending opportunities. Medford Co-operative Bank is the natural alternative to large impersonal institutions currently acquiring other local community banks."

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has six banking offices in Medford, Arlington, Lexington and Bedford, Massachusetts.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


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                   Mystic Financial, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
                               (In Thousands)


                                                     March 31,    June 30,
                                                       2003         2002
                                                     ---------    --------
                                                          (Unaudited)
                                                          -----------
Assets
  Cash and cash equivalents                          $ 43,967     $ 34,612
  Securities available for sale                       104,273       65,900
  Loans, net of allowance for
   loan losses of $2,244 and $2,063,
   respectively                                       253,002      243,743
  Other assets                                         16,439       12,478
                                                     --------     --------
      Total assets                                   $417,681     $356,733
                                                     ========     ========

Liabilities and Stockholders' Equity
  Deposits                                           $326,433     $267,438
  Federal Home Loan Bank borrowings                    51,259       58,135
  Other liabilities                                    14,430        7,237
                                                     --------     --------

      Total liabilities                               392,122      332,810

Total stockholders' equity                             25,559       23,923
                                                     --------     --------
      Total liabilities and stockholders' equity     $417,681     $356,733
                                                     ========     ========


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                   Mystic Financial, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Income
                (Dollars In Thousands, Except Per Share Data)


                                        Three Months Ended       Nine Months Ended
                                       ----------------------    ----------------------
                                       March 31,    March 31,    March 31,    March 31,
                                         2003         2002         2003         2002
                                      ----------   ----------   ----------   ----------
                                                          (Unaudited)
                                                          -----------
Interest and dividend income          $    5,398   $    4,913   $   16,000   $   14,795
Interest expense                           2,571        2,501        7,908        7,650
                                      ----------   ----------   ----------   ----------
Net interest income                        2,827        2,412        8,092        7,145
Provision for loan losses                     75          100          200          255
                                      ----------   ----------   ----------   ----------
Net interest income, after
 provision for loan losses                 2,752        2,312        7,892        6,890
Other income                                 549          285        1,327          835
Operating expenses                         2,487        1,899        7,170        5,690
                                      ----------   ----------   ----------   ----------
Income before income taxes                   814          698        2,049        2,035
Provision for income taxes                   298          265          785          790
                                      ----------   ----------   ----------   ----------
Net income                            $      516   $      433   $    1,264   $    1,245
                                      ==========   ==========   ==========   ==========

Earnings per share (basic)            $     0.38   $     0.30   $     0.95   $     0.83
Earnings per share (diluted)          $     0.37   $     0.29   $     0.92   $     0.81
Dividends per share                   $     0.09   $     0.08   $     0.27   $     0.24
Weighted average shares outstanding
  Basic                                1,342,464    1,442,748    1,326,269    1,505,640
  Diluted                              1,402,222    1,477,548    1,378,795    1,539,934
Financial ratios:
  Return on average equity                  8.16%        6.80%        6.82%        6.25%
  Return on average assets                  0.51%        0.55%        0.44%        0.55%
  Interest rate spread                      2.65%        2.79%        2.69%        2.86%
  Net interest margin                       2.93%        3.20%        2.96%        3.29%
  Non-performing assets as
   a percent of total assets                                          0.17%        0.09%

Book value per share                                            $    18.54   $    17.20

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